Networks(TM)
www.costera.com


FOR IMMEDIATE RELEASE

             CISTERA NETWORKS CLOSES $3.7 MILLION PRIVATE PLACEMENT
                OFFERING TO DRIVE CORPORATE GROWTH OVERSUBSCRIBED

DALLAS,  TEXAS  -(MARKETWIRE)-  APRIL 9, 2007 -- CISTERA NETWORKS,  INC. (OTCBB:
CNWT), the leading provider of advanced IP phone application platforms and engines in the Enterprise IP Communications market, today announced that the company has closed a Private Placement raising approximately $3.1 million dollars in cash and the remainder represents converted debt. The funding will be used to support the company's rapid growth initiatives, with primary allocations going to sales/presales, marketing and field engineering resources.

"We have held off raising additional funds until we felt that the market was ready to take off," said Derek P. Downs the company's president and CEO. "We were one of the first into this market and have used the past several years to hone our products, build our channel, grow our customer base and ready our organization for rapid growth once the market hit the inflection point. We see that now is the time to ramp operations, and are pleased that the investors in this funding share our vision for the company's future."

The private placement was managed directly by the company and included a number of individual accredited investors, investment funds and other financial organizations. It was structured as a convertible note with fixed conversion and no anti-dilutive protection. Specific terms of the placement will be available in the company's 8K filing with the SEC.


ABOUT: CISTERA NETWORKS
Cistera Networks makes Application Driven Telephony a reality by setting the new standard in advanced IP phone application platforms and engines for IP Communications environments. The Cistera ConvergenceServer(TM) (CCS) uses the successful Cistera Enterprise Platform for IP Communications to provide Unified Application Administration and Fault and Performance Management for successful IP Communications Application deployments. Cistera provides advanced technology for numerous vertical markets including education, finance, healthcare and government. Cistera Networks maximizes IP phone intelligence--taking it to an entirely new level. www.cistera.com

This release may be deemed to contain forward-looking statements that are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Cistera Networks that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cistera Networks with the SEC, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

CONTACT:
PR Financial Marketing LLC.
Jim Blackman, 713-256-0369 (Investor Relations) jimblackman@prfinancialmarketing.com